Exhibit 99.1

ZIOPHARM REPORTS FIRST QUARTER FINANCIAL RESULTS
--Updates Continued Clinical Development Progress--

NEW YORK, NY – May 15, 2009 - ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a biopharmaceutical company that is seeking to develop and commercialize a diverse, risk sensitive portfolio of in-licensed cancer drugs addressing unmet medical needs, today reported its financial results for the three months ended March 31, 2009 and updated the Company’s continued progress with its clinical programs.

The Company reported a net loss and operating expenses for the first quarter 2009 of $3.3 million, or $(0.16) per share, compared with a net loss and operating expenses for the first quarter of 2008 of $8.6 million, or $(0.41) per share, and $8.8 million. The Company invests its cash only in U.S. treasuries and therefore interest income for the first quarter of this year was diminumus, resulting in the same number for operating expenses and net loss. The significant decrease in operating expenses is attributable to a continuing focus of resources as well as tight management of operating expenses. For the first quarter of 2009, as compared to 2008, Research and Development expenses declined $4.5 million while General and Administrative expenses declined by $1 million. Net cash used in operations was $4.6 million in the first quarter of 2009 as compared with $7.5 during the comparable 2008 period. The decrease in net cash used in operations was attributable to a decrease in net loss from operations of $5.3 million. This was partially offset by changes in accounts payable and accruals of $2.3 million, which went from an increase of $425,000 in the first quarter of 2008 to a decrease of $1.9 million in the first quarter of 2009. This abrupt change in short-term liabilities is not expected to be repeated in future quarters. The Company ended the March 2009 quarter with approximately $6.8 million which is expected to support operations well into the second quarter of 2010.

Enrollment in the first quarter for the palifosfamide randomized Phase II trial in the United States and Europe has progressed well ahead of the Company’s expectations. The purpose of the Phase II trial is to generate data in a randomized controlled setting that would establish the criteria for the Company to confer with the U.S. Food and Drug Administration on the design of a registration trial that the Company expects could initiate as early as the first half of 2010.

Progress for all three of the Company’s clinical-stage compounds has been recognized with acceptance for presentation at the American Society for Clinical Oncology (ASCO) Annual Meeting in June, including an oral presentation for darinaparsin (ZinaparTM or ZIO-101) at the prestigious and select Clinical Science Symposium. Clinical Science Symposia are high-profile sessions that incorporate the presentation of meritorious abstracts with a didactic lecture by an expert who summarizes the field and places the abstract in the appropriate context, with a focus on how the findings apply to clinical practice. Abstracts selected for these high-profile sessions may cross disease sites or disciplines but are unified in their focus on a key scientific topic as it relates to the field of cancer research.

“We are pleased with our clinical and operational progress over the quarter – the fundamental value is very strong”, commented Jonathan Lewis, MD, PhD, Chief Executive Officer of the Company.  “In addition, the Company has impacted cash runway by exceptionally tightly managing expenses and focusing our clinical development programs.”

About ZIOPHARM Oncology, Inc.:
ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) is a novel molecule that is the functional active metabolite of ifosfamide, a standard of care for treating sarcoma, testicular and other cancers.  Palifosfamide delivers only the cancer fighting component of ifosfamide. It is expected to overcome the resistance of ifosfamide and cyclophosphamide in certain cancers. It does not have the toxic metabolites of ifosfamide that cause the debilitating side effects of “fuzzy brain” (encephalopathy) and severe bladder inflammation. Intravenous (IV) palifosfamide is currently in a Phase II randomized trial to treat soft tissue sarcoma.  An oral form of palifosfamide has been developed preclinically.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that targets both mitosis and cancer cell migration.  Indibulin is expected to have several potential benefits, including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity.  Indibulin has shown early activity in Phase I study as a single agent in many types of solid tumors.  Indibulin is also completing Phase I trials in combination with Tarceva® and Xeloda®.  Oral indibulin preclinical “dose density” and “metronomic” dose administration studies with our consultant Dr. Larry Norton have progressed to the point of translation with the intention of further pursuit in clinical study.

Darinaparsin (ZinaparTM or ZIO-101) is a novel organic arsenic being developed for the treatment of various hematologic and solid cancers. Preclinical and Phase I and II results to date demonstrate that darinaparsin is much less toxic than other forms of arsenic. Intravenous darinaparsin continues to be studied in a Phase II hematology trial with favorable treatment activity in certain lymphomas and in Phase I study with oral administration.  Darinaparsin has been well tolerated in all trials to date.

ZIOPHARM’s operations are located in Boston, MA with an executive office in New York.  Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-E

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause the Company's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of the Company's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of the Company's product candidates, the risk that the results of clinical trials may not support the Company's claims, risks related to the Company's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding the Company’s ability to obtain additional financing to support its operations thereafter. The Company assumes no obligation to update these forward-looking statements, except as required by law.
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Contacts:
Tyler Cook
ZIOPHARM Oncology, Inc.
(617) 259-1982
tcook@ziopharm.com
or
Dennis Dobson
International Investor Relations Inc.
(203) 258-0159
dsdobson@optonline.net